Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the combined financial statements and financial statement schedule of the International Services and Global Product Sales Business of Exterran Holdings, Inc. and subsidiaries (the “Company”) dated March 13, 2015 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the preparation of the Company’s combined financial statements from the consolidated financial statements and accounting records of Exterran Holdings, Inc.), appearing in Amendment No. 7 to the Registration Statement on Form 10 of Exterran Corporation.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

November 2, 2015